EXHIBIT 10.22

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made and entered into as of the 20th day of November, 2018 (the “Effective Date”), by and between 180 N LASALLE PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and XERIS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant entered into that certain Office Lease Agreement dated January 26, 2018 (the “Lease”), pursuant to which Tenant currently leases certain premises designated as Suite 1810, containing approximately 8,899 rentable square feet (the “Existing Premises”) of the building located at 180 N. LaSalle Street, Chicago, Illinois (the “Building”).

B. The Term is currently scheduled to expire on November 30, 2024 (“Prior Expiration Date”).

C. Landlord and Tenant desire to relocate and expand the Existing Premises, extend the Term, and otherwise modify the Lease as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. The recitals set forth above are hereby incorporated into and made a material part of this Amendment. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to them in the Lease.

2. Relocation and Expansion. Landlord leases to Tenant, and Tenant leases from Landlord, Suite 1500 and Suite 1600, containing approximately 40,850 rentable square feet in total, consisting of all leasable space on the 15th and 16th floors of the Building (“Relocation Premises”). Suite 1500 contains 20,425 rentable square feet and Suite 1600 contains 20,425 rentable square feet. Landlord shall tender possession of the Relocation Premises to Tenant so that Tenant may perform the Tenant Work in the Relocation Premises within fifteen (15) business days after full execution of this Amendment provided Tenant has delivered the Letter of Credit required below (the “Delivery Date”). Landlord shall remove all furniture from the Relocation Premises, except those items identified on Exhibit D-1 attached hereto (the “Remaining Furniture”), which shall remain in the Relocation Premises on the Delivery Date. Landlord shall be deemed to have conveyed the Remaining Furniture to Tenant as of the Delivery Date. The Relocation Premises is shown on Exhibit A-1 attached hereto and made a part hereof. The “Relocation Premises Commencement Date” or “RPCD” shall mean July 1, 2019, subject to extension on a day by day basis for each day of Landlord Delay. “Landlord Delay” means (a) Landlord fails to deliver the Relocation Premises to Tenant on the Delivery Date or (b) Landlord fails to respond to any request for Landlord’s approval in the time period required in Exhibit B-1 attached hereto and such failure continues for three (3) business days after Landlord receives a second notice from Tenant advising that Landlord failed to respond within the required time period and notifying that a Landlord Delay will occur if Landlord fails to respond within three (3) business days of receipt of the second notice. The second notice may be sent by email to ryan.moore@us-mgt.ivanhoecambridge.com, Julie.welter@us-mgt.ivanhoecambridge.com, and meshon.chase@us-mgt.ivanhoecambridge.com. Prior to the Give-Back Date (defined below), Tenant may enter the Relocation Premises only to perform the Tenant Work. Tenant shall be entitled to beneficial occupancy of the Relocation Premises between the Give-Back Date and the Relocation Premises Commencement Date. Prior to the Relocation Premises Commencement Date, Tenant shall be required to comply with the terms and conditions of the Lease other than the requirement to pay Base Rent, Taxes or Expenses for the Relocation Premises; provided, however, Tenant shall be responsible for the cost of services requested by Tenant (e.g. after hours HVAC service) and electricity.

3. Return of Existing Premises. No later than March 31, 2019, subject to extension on a day by day basis for each day of Landlord Delay (“Give Back Date”), Tenant shall surrender the Existing Premises as if the Lease had naturally expired with respect thereto. Upon Tenant’s surrender of the Existing Premises as required, the Existing Premises shall no longer be part of the Premises and all references to the Premises in the Lease shall mean the Relocation Premises. Except as set forth in this Amendment, provided Tenant surrenders the Existing Premises as required by the Give-Back Date, Tenant shall not be required to pay Base Rent, Taxes or Expenses for the Existing Premises for March, 2019 or any date thereafter (and Landlord shall credit or repay any Base Rent, Taxes and Expenses previously paid by Tenant for the Existing Premises for March 2019 and after), and the Lease shall be deemed expired with respect to the Existing Premises as of the Give-Back Date, except with respect to liabilities that accrued prior to Give-Back Date and other obligations which, by the terms of the Lease, survive expiration. Except as otherwise set forth in this Amendment, Tenant must surrender the Existing Premises in accordance with the end of term requirements of the Lease. If Tenant does not surrender the Existing Premises as required by the Lease by the Give-Back Date, Tenant shall be a holdover tenant in such space, subject to Section 22 of the Lease.

4. Extension of Term. Notwithstanding the Prior Expiration Date, the Term is hereby extended (the “Extended Term”) such that the Expiration Date (herein called the “Extended Expiration Date”) for the Relocation Premises shall be June 30, 2031, unless sooner terminated or renewed in accordance with the terms of the Lease, as amended hereby. All of the terms and conditions of the Lease shall be applicable during the Extended Term, except as is otherwise provided in this Amendment.

5. Base Rent for the Relocation Premises. Tenant shall pay Base Rent for the Relocation Premises in the following monthly installments at the following times and in the same manner and place as is required under the Lease, as amended hereby, commencing on the Relocation Premises Commencement Date:

Time Period:	Annual Base Rent Per Rentable Square Foot	Monthly Installments of Base Rent
RPCD – 6/30/20	$25.50	$86,806.25
7/1/20 – 6/30/21	$26.20	$89,193.42
7/1/21 – 6/30/22	$26.92	$91,646.24
7/1/22 – 6/30/23	$27.66	$94,166.51
7/1/23 – 6/30/24	$28.42	$96,756.09
7/1/24 – 6/30/25	$29.20	$99,416.88
7/1/25 – 6/30/26	$30.01	$102,150.85
7/1/26 – 6/30/27	$30.83	$104,960.00
7/1/27 – 6/30/28	$31.68	$107,846.40
7/1/28 – 6/30/29	$32.55	$110,812.17
7/1/29 – 6/30/30	$33.45	$113,859.51
7/1/30 – 6/30/31	$34.37	$116,990.64

Notwithstanding the foregoing or anything to the contrary contained in Section 4 of the Lease, and provided Tenant is not then in Monetary Default under the Lease beyond any applicable notice and grace periods, Tenant’s obligation to pay monthly Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes shall be abated for eight (8) months from the RPCD (expected to be July 1, 2019 through February 28, 2020) for Suite 1600, for eleven (11) months from the RPCD (expected to be July 1, 2019 through May 31, 2020) for Suite 1500, and for one (1) additional month (expected to be June, 2020) for 5,487 rentable square feet of the Relocation Premises (the “Abatement Period”). The total amount of Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes abated during the Abatement Period shall be herein referred to as the “Relocation Premises Abated Rent”. If Tenant defaults at any time during the Term in any material respect and fails to cure such material default within any applicable notice and cure period and Landlord elects to terminate the Lease or Tenant’s possession of the Premises, all unamortized Relocation Premises Abated Rent theretofore abated (i.e. based upon the amortization of the Relocation Premises Abated Rent in equal monthly amounts during the Extended Term, without interest) shall immediately become due and payable and Tenant shall not be entitled to any further Relocation Premises Abated Rent. The payment by Tenant of such unamortized Relocation Premises Abated Rent shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity. During the Abatement Period, only Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes shall be abated and all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

6. Additional Rent. Tenant shall continue to pay Additional Rent in the manner and at the times required under Section 4 of the Lease for the balance of the Term, as hereby extended, except that effective as of the Relocation Premises Commencement Date, Tenant’s Pro Rata Share shall be increased to 5.3118% being the 40,850 rentable square feet in the Relocation Premises divided by the rentable square footage of the Building (i.e., 769,038 rentable square feet).

7. Security Deposit. As a condition to the effectiveness of this Amendment, Tenant shall deliver a new Letter of Credit that meets the requirements of Section 6 of the Lease in the amount of One Million Dollars ($1,000,000.00) (“Replacement LOC”). Upon receipt of the Replacement LOC, Landlord shall return to Tenant the existing Letter of Credit in the amount of Eighty-Five Thousand Dollars ($85,000.00). Section 6 of the Lease shall continue to govern with respect to the Letter of Credit except that the required amount of the Letter of Credit shall be One Million Dollars ($1,000,000.00) and cash may not be substituted for the Letter of Credit. Notwithstanding the foregoing, provided no Default (beyond applicable notice and cure periods) has occurred under the Lease and, not earlier than 60 and not later than 30 days prior to each reduction date set forth below, Tenant has delivered to Landlord a written request for Landlord to acknowledge (and Landlord has made such acknowledgement in writing on such form as is reasonably required by the issuing bank, and Landlord agrees to so acknowledge, if true, within ten (10) days after request therefor) that no Default (beyond applicable notice and cure periods) has occurred under the Lease, Tenant may reduce the amount of the Letter of Credit by One Hundred Thousand Dollars ($100,000) on each anniversary of the Relocation Premises Commencement Date until the Letter of Credit amount is One Hundred Thousand Dollars ($100,000), with no further reduction thereafter.

8. Condition of Premises. Landlord shall deliver the Relocation Premises to Tenant on the Delivery Date in its current “AS-IS” “WHERE-IS” condition, subject to Landlord’s maintenance obligations set forth in the Lease, in order for Tenant to construct the Tenant Work therein in accordance with Exhibit B-1 attached hereto and made a part hereof.

9. Renewal Option. Tenant is hereby granted one (1) option (“Extension Option”) to extend the term of the Lease for the entire Premises then under Lease for five (5) years (“Extension Term”). The Extension Option may be exercised only by giving Landlord irrevocable and unconditional written notice thereof no earlier than fifteen (15) months and no later than twelve (12) months prior to the commencement of the Extension Term. Tenant may not exercise the Extension Option if Tenant is in Monetary Default under the Lease beyond the expiration of any applicable cure period either at the date of said notice or at the commencement of the Extension Term. Upon exercise of the Extension Option, all references in the Lease to the Term shall be deemed to be references to the Term as extended pursuant to the Extension Option. The Extension Term shall be on the same terms, covenants and conditions as are contained in the Lease, except that (i) no additional extension option shall be conferred by the exercise of the Extension Option, (ii) Base Rent applicable to the Premises for the Extension Term shall be determined as provided below, (iii) any rent abatement, concession or allowance (including, without limitation, the Construction Allowance) which are in the nature of economic concessions or inducements contained in the Lease shall not be again applicable to any Extension Term because new concessions shall be determined in connection with determination of the Current Market Rate, and (iv) Tenant shall accept the Premises in its “as-is, where is” condition. In addition to Base Rent, Tenant shall pay Additional Rent and other Rent during the Extension Term as provided in this Lease. Base Rent per annum per rentable square foot of the Premises for the Extension Term shall be one hundred percent (100%) of the Current Market Rate for lease terms commencing on or about the date of commencement of the Extension Term. The term “Current Market Rate” means the prevailing rental rate per rentable square foot and concession package for comparable renewals recently executed for comparable space in the Building and in buildings of comparable age and quality in the Building’s submarket for renewing tenants of similar size, credit quality and stature. The determination of Current Market Rate shall take into consideration net versus gross lease; differing base years if applicable; any differences in the size of space being leased, the location of space in the applicable building and the length of lease terms; the use of the applicable premises; any differences in definitions of rentable square feet or rentable area with respect to which rental rates are computed; the value of rent abatements, allowances (for demolition, space planning, architectural and engineering fees, construction, moving expenses, commissions, or other purposes), leasing commissions, the creditworthiness of Tenant; the location and condition of the building, the location and condition of the applicable premises within the applicable building, and other pertinent factors. The Current Market Rate may include an escalation of a fixed base rental rate (based on a fixed step or index) then prevailing in the market. Within thirty (30) days after receipt of Tenant’s notice to extend Landlord shall deliver to Tenant written notice of the Current Market Rate and shall advise Tenant of the required adjustment to Base Rent, if any. Tenant shall, within thirty (30) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant (a) accepts Landlord’s determination of the Current Market Rate; or (b) requests that the Current Market Rate be determined by brokers (“Arbitration Request”). If Tenant requests that the Current Market Rate be determined by brokers, Landlord and Tenant, within ten (10) days after the date of the Arbitration Request, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Current Market Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then Current Market Rate shall be the average of the two Estimates. If the Current Market Rate is not resolved by the exchange of Estimates, Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a commercial real estate broker to determine which of the two Estimates most closely reflects the Current Market Rate. Each commercial real estate broker selected pursuant hereto shall (a) be a licensed commercial real estate broker in good standing, (b) have had at least ten (10) years’ experience within the previous fifteen (15) years as a commercial real estate broker working in the Building’s particular marketplace, (c) have working knowledge of current office rental rates and practices, and (d) not be affiliated with either Landlord or Tenant. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Current Market Rate. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the Current Market Rate. If either Landlord or Tenant fails to appoint a broker within the seven day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Current Market Rate within the twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two (2) brokers shall select a third broker meeting the aforementioned criteria. Once the third broker has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the third broker shall make his determination of which of the two Estimates most closely reflects the Current Market Rate and such Estimate shall be binding on both Landlord and Tenant as the Current Market Rate. The parties shall share equally in the costs of the third broker. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert. In the event that the Current Market Rate has not been determined by the commencement date of the Extension Term at issue, Tenant shall pay the most recent Base Rent set forth in the Lease until such time as the Current Market Rate has been determined. Upon such determination, Base Rent shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent. Tenant must timely exercise the Extension Option or the Extension Option shall terminate. Tenant’s exercise of the Extension Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have subleased (other than to an Affiliate) more than twenty five percent (25%) of the Premises, then immediately upon such termination or sublease of more than 25%, the Extension Option shall simultaneously terminate and become null and void. The Extension Option is personal to Tenant, Tenant’s Affiliates, and any successor Tenant after any Business Transfer in accordance with Section 11.04 of the Lease.

10. Termination Option. Provided: (a) the Lease is then in full force and effect and (b) Tenant is not in Monetary Default under the Lease beyond applicable notice and cure periods, Tenant shall have the one time right and option to terminate the Lease (“Termination Option”) effective June 30, 2027 (“Termination Date”). The Termination Option shall be exercised, if at all, by Tenant by giving written notice of the exercise to Landlord (“Termination Notice”) no later than June 30, 2026. It shall be a condition to the exercise of Tenant’s Termination Option that Tenant pay to Landlord a termination fee (“Termination Fee”) in the sum of (x) $3,534,441.52 , plus (y) three (3) months Base Rent, Taxes and Expenses payable by Tenant at the Termination Date. Notwithstanding the foregoing, in the event the Premises are expanded at any time during the Extended Term (pursuant to Tenant’s exercise of its rights under this Amendment or otherwise), part (x) of the Termination Fee shall be revised to add Landlord’s unamortized transaction costs with respect to the expansion space including Landlord’s brokerage costs, legal fees, construction allowances, and rent abatement, all amortized as of the expansion space rent commencement date through the Extended Term of this Lease with eight percent (8%) per annum interest, and part (y) of the Termination Fee shall be deemed to include Base Rent, Taxes and Expenses due for the Premises and the expansion space. Half of the Termination Fee shall be payable contemporaneously with Tenant’s transmittal to Landlord of the Termination Notice; the balance shall be payable no later than thirty (30) days prior to the Termination Date. At Tenant’s request, Landlord will provide information necessary to calculate the Termination Fee. Provided Tenant properly and timely exercises the Termination Option and timely and properly pays Landlord the Termination Fee, then the Lease shall terminate effective as of the Termination Date, as if said Termination Date were set forth in the Lease as the Expiration Date of the Term of the Lease. Tenant shall vacate and deliver possession of the Premises to Landlord in the manner required by the Lease on or before 11:59 p.m. on the Termination Date. Tenant shall also pay to Landlord on or before the Termination Date, and be responsible for, all sums due under the Lease that accrue under the Lease on or prior to the Termination Date. Tenant’s rights under this Section are personal to the Tenant named in this Lease, its Affiliates, and any successor Tenant after any Business Transfer in accordance with Section 11.04 of the Lease.

11. Expansion Option. Provided no Default exists beyond applicable notice and cure periods and the Lease is in full force and effect, provided Tenant (or an Affiliate) is leasing and occupying the entire Relocation Premises, by giving Landlord written notice, if at all, on or before July 1, 2021, subject to existing rights of other tenants of the Building listed on Schedule 1 attached hereto, Tenant shall have the option to expand the Premises (the “Expansion Option”), as provided herein. Tenant may exercise the Expansion Option, if at all, by giving Landlord timely written notice (“Expansion Notice”). If Tenant exercises the Expansion Option, the “Expansion Space” shall be Suite 1822 containing 1,801 rentable square feet, Suite 1810 containing approximately 9,132 rentable square feet, and Suite 1801 containing approximately 2,629 rentable square feet. The Expansion Space is shown on Exhibit C-1 attached hereto and made a part hereof. In the event that Tenant timely exercises the Expansion Option, then (a) Landlord shall tender possession of the Expansion Space to Tenant in an “as-is, where is” condition so that Tenant may perform any Tenant Work in the Expansion Space on or before April 1, 2022 (the “Expansion Delivery Date”) and (b) effective as of July 1, 2022, subject to extension on a day by day basis for each day of Landlord Delay [for purposes of this reference to Landlord Delay, Delivery Date shall be replaced with the Expansion Delivery Date and Relocation Premises shall be replaced with Expansion Space] (the “Expansion Space Commencement Date”), the Expansion Space shall be added to, and constitute part of, the “Premises” leased hereunder, and the same shall be leased upon and subject to the same terms, provisions and conditions as are applicable to the other portions of the Premises for the remainder of the Term of the Lease, except that Base Rent, rent abatement, and concessions for the Expansion Space shall be at the Current Market Rate, determined in accordance with the procedure set forth above in this Amendment. Promptly after Tenant exercises the Expansion Option and the parties determine the Current Market Rate, Landlord and Tenant shall execute an amendment to the Lease confirming the increase in the square footage of the Premises and all matters incident thereto (such as an increase in Tenant’s Pro Rata Share and Base Rent and a workletter to address payment of the construction allowance, if any); however, the failure of the parties to timely execute such amendment shall not defer the Expansion Space Commencement Date or otherwise invalidate this Lease or affect the parties’ rights or obligations hereunder. In the event demising work is necessary to accommodate Tenant’s exercise of its Expansion Option, then Landlord shall build a Building standard multi-tenant corridor (including without limitation construction of a demising wall and separation of the corridor from electrical, fire/life safety, HVAC, and other systems serving the Premises). Such demising work shall be at Tenant’s expense, provided that Tenant may use the construction allowance to pay for such work. Furthermore, Tenant (and not Landlord) shall be responsible for drywall and finish on the side of the corridor located within the Premises. In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Section other than pursuant to a written commission agreement with Tenant’s designated broker who is actively involved in negotiations on Tenant’s behalf at the time and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Tenant’s rights under this Section are personal to the above-named Tenant, its Affiliates, and any successor Tenant after any Business Transfer in accordance with Section 11.04 of the Lease.

12. Right of First Refusal. Subject to existing renewal options, expansion options, and other preferential rights in the leases of other tenants as of the Effective Date, provided no Default then exists beyond applicable notice and cure periods, provided Tenant (or an Affiliate) is occupying the entire Relocation Premises, provided the Lease is then in full force and effect, provided that Tenant’s interest in this Lease has not been assigned other than to an Affiliate or pursuant to a Business Transfer in accordance with Section 11.04 of the Lease, and provided that there will be at least three (3) years of rent-paying term for the Landlord’s ROFR Notice Space, Tenant shall have the right of first refusal (“Right of First Refusal”) as hereinafter described, to lease any space that Landlord desires to make available for lease on the seventeenth or eighteenth floor of the Building (“Right of First Refusal Space”), for a term beginning on the ROFR Effective Date (as hereinafter defined). This Right of First Refusal is exercisable at the following times and upon the following conditions. Landlord shall not voluntarily lease the Right of First Refusal Space to a third party (other than to the then-current tenant or subtenant of such space) without making such proposed new lease (a “New Lease”) subject to Tenant’s Right of First Refusal. Upon agreement on a bona fide proposal for a New Lease that Landlord is willing to accept, Landlord shall provide written notice to Tenant (“Landlord’s ROFR Notice”) of the significant business terms of the bona fide proposal including, without limitation, a description of that portion of the Right of First Refusal Space being offered (which may include space in excess of the Right of First Refusal Space) (“Landlord’s ROFR Notice Space”), the rent, the commencement date, the term, and any allowances to be given. Landlord shall provide a redacted copy of the bona fide proposal. Tenant shall have a period of ten (10) days after the date of delivery of Landlord’s ROFR Notice to notify Landlord (“Tenant’s ROFR Notice”), whether Tenant elects to exercise the right granted hereby to lease the entire Landlord’s ROFR Notice Space on the terms set forth in Landlord’s ROFR Notice, provided that the term of Tenant’s lease of the Landlord’s ROFR Notice Space shall end contemporaneously with the expiration date of the Term of this Lease (as it may be renewed or extended), unless sooner terminated as provided in the Lease. Landlord may prorate concessions in the Landlord’s ROFR Notice if the Term of the Lease will be shorter than the proposed New Lease Term. If Tenant elects to exercise its right to lease the Landlord’s ROFR Notice Space, the term thereof shall commence as of the commencement date set forth in the bona fide proposal (the “ROFR Effective Date”). If Tenant fails to give Tenant’s ROFR Notice to Landlord within the required ten (10) day period, Tenant shall be deemed to have refused its right to lease such space. If Tenant fails to or does not elect to exercise its right to lease the Landlord’s ROFR Notice Space, Tenant’s rights under this Section shall be deemed waived as to such space and Landlord shall have the right to lease said space on terms not materially more favorable than the terms contained in the Landlord’s ROFR Notice. However, if the Landlord fails to execute a New Lease within nine (9) months of Tenant’s waiver or refusal, then Tenant shall retain the Right of First Refusal. Subject to the foregoing provisions, the parties intend that this Right of First Refusal shall be a continuing right throughout the Term. For purposes of this paragraph, the phrase “materially more favorable” shall mean that Landlord’s new deal terms are 7% or more lower on a net effective basis than Landlord’s offer to Tenant. In the event that Tenant shall exercise its Right of First Refusal as provided herein, Landlord and Tenant promptly after Tenant gives Tenant’s ROFR Notice, shall enter into a written agreement modifying and supplementing the Lease to confirm the addition of the Landlord’s ROFR Notice Space to the Premises in accordance with the terms and provisions of the Lease, except as otherwise provided in Landlord’s ROFR Notice, but the effectiveness of the addition of Landlord’s ROFR Notice Space to the Premises shall not be conditioned upon the execution and delivery of such instrument. If Tenant exercises its Right of First Refusal, Landlord shall terminate the New Lease (or bona fide proposal) for the Landlord’s ROFR Notice Space. In no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Section other than pursuant to a written commission agreement with Tenant’s designated broker who is actively involved in negotiations on Tenant’s behalf at the time and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

13. Fire Stairs. To the extent permitted by law, Tenant may use the Building’s fire stairs connecting multiple floors of the Premises as convenience stairs for inter-floor access within the Premises. At no cost to Landlord, Landlord agrees to use reasonable commercial efforts to assist Tenant obtaining any necessary permits and authorizations to use the Building’s fire stairs. To the extent permitted by law and provided that Landlord is given access, Tenant may install an internal key card system as part of this right at Tenant’s expense provided, Tenant may use the Construction Allowance set forth in Exhibit B-1 attached hereto to pay for such expenses. Landlord may require that any key card system so installed by Tenant be compliant, compatible, and installed in a coordinated manner with Landlord’s fire and security systems, including giving the main Building system the ability to lock or unlock the doors in the event of an emergency or test. Tenant must comply with Exhibit B-1 or Section 9 of the Lease in connection with any alterations or improvements that Tenant desires to install in the fire stairs including, without limitation, installation of any key card system. Tenant shall be solely responsible for all costs associated with Tenant’s system and any necessary modifications to the Building security system to accommodate Tenant’s system provided, Tenant may use the Construction Allowance set forth in Exhibit B-1 attached hereto to pay for such expenses. The parties intend that Tenant will be able to use Tenant’s security system and the Building security system in such a manner that Landlord and Tenant (and their respective employees and others who have authorized access to the Premises) shall each only be required to carry one (1) security keycard (as opposed to a building card and a premises card) for access to the Building and the Premises and Landlord and Tenant shall work together and use commercially reasonable efforts to achieve this goal in the most cost-effective manner possible, provided that Landlord shall not be required to replace the Building’s system or incur any expense and further provided that no other tenant of the Building shall be impacted or burdened. Tenant’s improvements in the fire stairs must comply with code and Tenant shall indemnify and hold Landlord harmless from any loss, cost, expense, damage or liability incurred by Landlord as a result of Tenant’s modifications to the fire stairwells. The cost of the on-going maintenance and cleaning of such stairs, to the extent such costs are equal to those for the same stairs without any such Tenant’s usage, shall be considered as part of the normal Expenses of the Building. Any above standard maintenance or cleaning costs shall be paid by solely by Tenant.

14. Signage.

(a) Landlord shall provide Tenant, at Landlord’s expense, with Building standard suite entry, elevator lobby directional, and lobby directory signage. Tenant may also install at Tenant’s expense elevator lobby signage on each full floor leased and occupied by Tenant, such signage to be subject to Landlord’s approval not to be unreasonably withheld, conditioned or delayed.

(b) So long as Tenant is not in Monetary Default, provided Tenant is leasing and occupying at least two (2) full floors in the Building, and provided Tenant obtains and maintains at Tenant’s expense all necessary permits, licenses and approvals, Tenant shall have the non-exclusive right to install and maintain, at its sole cost and expense, one (1) tenant identification exterior sign on the Building beneath one of the Byline Bank signs in the location depicted on Exhibit E attached hereto), subject to the following terms and conditions:

(i) The design of Tenant’s exterior sign shall be as approved by Landlord. The location, design, construction, size and all other aspects of such signage and the installation thereof shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) The expense of installing, constructing, maintaining, replacing and removing the sign shall be the sole cost and expense of Tenant and shall be paid directly by Tenant. Tenant shall be responsible for all costs and expenses associated with such signage and Tenant shall promptly repair any damage to the Building resulting from the installation, construction, maintenance or removal of such signage, normal wear and tear excepted. Tenant shall maintain such signage in a first class manner. If Tenant does not so maintain such signage, Landlord shall do so on Tenant’s behalf and Tenant shall pay Landlord for such maintenance at Building-standard rates.

(iii) Tenant’s sign contractor shall be subject to Landlord’s approval (not to be unreasonably withheld) and Tenant’s sign contractor must comply with Landlord’s rules and regulations for the Building. Alternatively, Landlord may elect to require the use of Landlord’s sign contractor.

(iv) Tenant hereby agrees to indemnify and hold Landlord harmless for any cost, expense, loss or other liability associated with the installation, construction, maintenance and removal of the sign.

(v) If Tenant requests any assignment or subletting of this Lease, Tenant’s rights with respect to the sign as contained herein shall not be transferable or assignable to an assignee or subtenant without the express prior written consent of Landlord which consent may be granted, withheld or conditioned in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant, Tenant’s Affiliates, and any successor Tenant after any Business Transfer in accordance with Section 11.04 of the Lease may exercise Tenant’s rights with respect to the sign.

(vi) Upon the expiration or earlier termination of the Lease or Tenant’s signage right, Tenant shall promptly remove the signage, restore the Building’s façade to remove any trace of Tenant’s signage, and reimburse Landlord for all costs and expenses associated with any damage to the Building caused by such removal.

(vii) Tenant’s exterior signage right shall expire if Tenant fails to install exterior signage within six (6) months of the Relocation Premises Commencement Date.

(viii) Landlord reserves the right to temporarily remove, to replace, and/or to relocate Tenant’s signage in connection with any renovation of the Building by Landlord. Furthermore, Landlord reserves the right to refresh and modify the appearance of Tenant’s signage to be aesthetically consistent with renovations. Tenant’s signage shall not be less visible post-renovation compared to pre-renovation. Modifications to Tenant’s signage made by Landlord pursuant to this subsection shall be at Landlord’s expense.

(c) Landlord makes no representation or warranty whether the City of Chicago may approve exterior signage for Tenant. Tenant’s exterior signage right is personal to the above-named Tenant, Tenant’s Affiliates, and any successor Tenant after any Business Transfer in accordance with Section 11.04 of the Lease.

15. Amendments to Existing Lease.

(a)	Section 4.03(a)(xi)(2) of the Lease is hereby deleted.

(b)

Section 4.03(b) of the Lease is hereby revised to add the following as an exclusion from Expenses: management fees for the Building in excess of three percent (3%) of the gross annual Revenue for the Property.

(c)	The eighth sentence of Section 5.01 of the Lease is hereby deleted and replaced with “Tenant shall not have more persons in the Premises than permitted by applicable code.”

(d)

Section 11.02(c) of the Lease is hereby deleted and replaced with “in the event of an assignment of this Lease or subletting of a full floor or more, other than to an Affiliate or any successor Tenant after any Business Transfer in accordance with Section 11.04, recapture the portion of the Premises that Tenant is proposing to Transfer; provided that within 10 days after Tenant’s receipt of notice under this clause (c), Tenant may withdraw Tenant’s request for consent, in which case this Lease will continue in effect.”

(e)

The third sentence of Section 11.03 of the Lease is hereby amended and restated as follows: “In determining the excess due Landlord, Tenant may first deduct from the excess all reasonable and customary expenses (including any attorneys’ fees, commissions, and improvement costs) directly incurred by Tenant attributable to the Transfer.”

(f)	Section 18(a) of the Lease is hereby revised to replace 3 days with 5 days.

(g)	Landlord shall not require Tenant to provide a payment or performance bond in connection with the Tenant Work performed in accordance with Exhibit B-1.

16. Brokers. Tenant represents that Tenant has not dealt with any broker, agent or finder in connection with this Amendment other than CBRE, Inc., whose right to a commission shall be paid by Landlord pursuant to separate written agreement, and Tenant agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment.

17. Existing Lease Rent Abatement & Allowance. Tenant shall not be entitled to an abatement of Base Rent, Taxes and Expenses for the Existing Premises during months 13-19 of the Term pursuant to Section 4.05 of the Lease. Any Construction Allowance provided by Section 9 of Exhibit C of the Lease that has not been used by Tenant prior to execution of this Amendment shall no longer be available to Tenant. Without limitation, Tenant may not use any of the Lease Exhibit C, Section 9 Construction Allowance as Rent credit after the date hereof.

18. Binding Effect. This Amendment shall not be binding until executed and delivered by both Landlord and Tenant.

19. Electronic Counterparts. This Amendment may be executed in any number of electronic (facsimile or PDF) counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument.

20. Estoppel. Tenant hereby represents, warrants and agrees that: to the best of Tenant’s knowledge, (i) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with the giving of notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease. Nothing in this Section 20 shall be deemed to impair or deny Tenant’s right to audit or review Landlord’s books and records and to receive recompense for overpayments by Tenant disclosed by such audit or review.

21. SNDA. With respect to future Mortgages (as defined in Section 23.01 of the Lease) of the Property, Landlord shall use reasonable efforts to obtain and deliver to Tenant a reasonable Subordination Non-Disturbance and Attornment Agreement (“SNDA”) from Landlord’s future Mortgagees (as defined in Section 23.031 of the Lease) on such Mortgagee’s customary form as negotiated by Tenant, but receipt of SNDAs from future Mortgagees shall not be a condition to the Lease or Tenant’s subordination to the future Mortgage. Tenant may be required to execute each such SNDA before Landlord or the Mortgagee will execute the SNDA. Tenant shall be responsible to pay Landlord’s Mortgagee’s SNDA reasonable and documented out-of-pocket processing and legal fees and Tenant shall reimburse Landlord for same within thirty (30) days of receipt of an invoice therefor. Landlord shall not be in default in the event Tenant desires to negotiate the SNDA and the parties are unable to agree upon a final form of SNDA.

22. Exhibits. Each Exhibit attached hereto is made a part hereof for all purposes.

23. No Representations. Landlord and Landlord’s agents have made no representations or promises, express or implied, in connection with this Amendment, except as expressly set forth herein, and Tenant has not relied on any representations except as expressly set forth herein.

24. OFAC. Tenant represents and warrants to Landlord that (1) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) Tenant is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising or related to any breach of the foregoing representation and warranty.

25. Miscellaneous. This Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As modified by this Amendment, the Lease is hereby ratified and confirmed, and shall remain in full force and effect. In the event of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall control. Headings used in this Amendment are for convenience only and shall not serve to limit, expand or otherwise alter the terms of this Amendment.

26. Notice Address. Landlord’s addresses set forth in Section 1.12 of the Lease is hereby amended to substitute the following current notice addresses for Landlord:

180 N LaSalle Property Owner LLC

c/o IC US Capital Properties LLC

10 S. Riverside Plaza, Suite 2050

Chicago, Illinois 60606

Attention: Todd W. Hartman, SVP – Asset Management

with a copy to:

180 N LaSalle Property Owner LLC

180 N LaSalle Street, Suite LL-020

Chicago, Illinois 60601

Attention: Building Manager

and

180 N LaSalle Property Owner LLC

c/o IC US Capital Properties LLC

10 S. Riverside Plaza, Suite 2050

Chicago, Illinois 60606

Attention: Bansari Shah, SVP – General Counsel

and

Ivanhoé Cambridge

95 Wellington Street West, Suite 600

Toronto (Ontario) M5J 2R2

Attention: Sunita Mahant, Senior Director, Legal Affairs

and

Levenfeld Pearlstein, LLC

2 N. LaSalle St. Suite 1300

Chicago, Illinois 60602

Attention: Brian K. Kozminski

Tenant’s notice addresses set forth in Section 1.12 of the Lease is hereby amended to substitute the following current notice addresses for Tenant:

Xeris Pharmaceuticals, Inc.

180 N LaSalle Street, Suite 1600

Chicago, Illinois 60601

Attention: Steve Pieper

with a copy to:

Xeris Pharmaceuticals, Inc.

180 N LaSalle Street, Suite 1600

Chicago, Illinois 60601

Attention: Legal Department

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Office Lease as of the date first above written.

LANDLORD:

180 N LASALLE PROPERTY OWNER LLC, a Delaware limited liability company

By: 180 N LaSalle REIT, its sole member By: IC US Capital Properties LLC, its Asset Manager

By:	/s/ Todd W. Hartman
Name: Todd W. Hartman
Title: Senior Vice President – Asset Management

TENANT:

XERIS PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Paul R. Edick
Name: Paul R. Edick
Its: Chief Executive Officer

EXHIBIT A-1

RELOCATION PREMISES

A-1-1

2

EXHIBIT B-1

WORKLETTER

This Exhibit is attached to and made a part of the Amendment to Office Lease by and between 180 N LASALLE PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and XERIS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), for space in the Building located at 180 N. LaSalle Street, Chicago, Illinois. Capitalized terms used but not defined herein shall have the meanings given in the Lease.

1.

Acceptance of Relocation Premises. Except as set forth in this Exhibit, Tenant accepts the Relocation Premises in its “AS-IS” condition on the Effective Date of this Amendment, subject to Landlord’s maintenance obligations set forth in the Lease.

2.	Working Drawings.

(a)

Preparation and Delivery. Landlord has approved Tenant’s space plans attached as Exhibit A to this Workletter. Tenant shall provide to Landlord for its approval final working drawings (architectural and MEP drawings), prepared by an architect (the “Architect”) reasonably acceptable to Landlord (Landlord hereby approving Partners By Design), of all improvements that Tenant proposes to install in the Relocation Premises; such working drawings shall be delivered in PDF and CAD format along with a hard copy thereof and shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical and plumbing systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable laws.

(b)

Approval Process. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant’s submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such working drawings in accordance with Landlord’s objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord.

(c)

Landlord’s Approval; Performance of Work. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems, the exterior appearance of the Building, or the appearance of the Common Area, (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements and delivered to Tenant. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Tenant Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply

B-1-1

with any law, but shall merely be the consent of Landlord thereto. Tenant and Landlord shall, at the other’s request, sign the Working Drawings to evidence their review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Tenant Work to be performed in accordance with the Working Drawings. Tenant may not commence construction of the Tenant Work until necessary permits have been obtained.

3.

Contractors; Performance of Tenant Work. The Tenant Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord hereby approves Skender as general contractor. Tenant may competitively bid the Tenant Work. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in such amounts, and with such companies as Landlord may reasonably require. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Tenant Work is commenced. The Tenant Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as and not to unreasonably interfere with the operation of the Building, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Building facilities in connection with the Tenant Work (e.g., elevators, excess electricity, etc.). Tenant must use union contractors.

4.	Construction Contracts

(a)

Tenant’s General Contractor. Tenant shall enter into a construction contract with a general contractor selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) in a form acceptable to Tenant’s representative for the Tenant Work, which shall comply with the provisions of this Section 4 and provide for, among other things, (1) a one-year warranty for all defective Tenant Work; (2) a requirement that Tenant’s Contractor maintain general commercial liability insurance of not less than a combined single limit of $5,000,000 (which may be satisfied by an umbrella policy), naming Landlord, Landlord’s property management company, Landlord’s mortgagee and Tenant as additional insureds; (3) a requirement that the contractor perform the Tenant Work in substantial accordance with the Working Drawings and in a good and workmanlike manner; (4) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (5) those items described in Section 4.(b) below (collectively, the “Approval Criteria”). Landlord shall have three business days to notify Tenant whether it approves the proposed construction agreements. If Landlord disapproves of the proposed construction agreements, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction agreements to correct the objections and resubmit them to Landlord within five business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two business days to notify Tenant whether it approves the revised construction agreements. Landlord shall not unreasonably withhold, condition or delay its approval. Tenant must deliver to Landlord a true, correct and complete copy of the executed construction contract between Tenant and Tenant’s general contractor and all amendments thereto promptly after execution thereof.

(b)

All Construction Contracts. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant’s construction contracts shall: (1) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (2) be in a contract form that satisfies the Approval Criteria, and (3) be assignable following an uncured default by Tenant under the Lease to Landlord and Landlord’s mortgagee.

B-1-2

5.

Change Orders. Tenant may initiate changes in the Tenant Work. Each material change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (i) the Building’s structure or the Building’s systems, (ii) the exterior appearance of the Building, or (iii) the appearance of the Common Area, Landlord shall have the right to approve or disapprove the change in its sole and absolute discretion. Landlord shall respond to a change order request within three (3) business days. Tenant shall, upon completion of the Tenant Work, furnish Landlord with an accurate architectural “as-built” plan of the Tenant Work as constructed in PDF and CAD format (together with a hard copy thereof), which plan shall be incorporated into this Exhibit by this reference for all purposes. If Tenant requests any changes to the Tenant Work described in the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

6.

Definitions. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Tenant Work in the Relocation Premises is substantially completed (as reasonably determined by Tenant’s Architect) in accordance with the Working Drawings, and Tenant has obtained a Certificate of Occupancy if required by applicable law. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed.

7.

Walk-Through; Punchlist. When Tenant considers the Tenant Work in the Relocation Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Relocation Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Tenant shall use reasonable efforts to cause the contractor performing the Tenant Work to complete all punchlist items within 60 days after agreement thereon.

8.

Excess Costs. The entire cost of performing the Tenant Work (including design of the Tenant Work and preparation of the Working Drawings, any fees of the Architect or any engineers, costs of construction labor and materials, electrical usage during construction, and related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Working Drawings, selection of a contractor and determination of the estimated Total Construction Costs, Tenant shall promptly execute a work order agreement which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance.

9.	Construction Allowance.

(a)

Landlord shall provide to Tenant a construction allowance not to exceed $135.00 per rentable square foot in the Relocation Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Tenant Work. If the Total Construction Costs are estimated to exceed the Construction Allowance by more than $5.00 per rentable square foot of the Relocation Premises, then no advance of the Construction Allowance shall be made by Landlord until Tenant has first paid to the contractor from its own funds (and provided reasonable evidence thereof to Landlord) the anticipated amount by which the projected Total Construction Costs exceed the amount of the Construction Allowance. Thereafter, Landlord shall pay to Tenant (or at Tenant’s request directly to Tenant’s general contractor) the Construction Allowance in multiple disbursements (but not

B-1-3

more than once in any calendar month) following the receipt by Landlord of the following items: (i) a request for payment and sworn statements of Tenant and contractor, (ii) final or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Tenant Work, fully executed, acknowledged and in recordable form, which waivers may be conditioned upon receipt of payment, (iii) the Architect’s certification that the Tenant Work for which reimbursement has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, (iv) with respect to the disbursement of the last 10% of the Construction Allowance, (1) the permanent certificate of occupancy issued for the Relocation Premises, if required by applicable law, (2) the record drawing in CAD format, PDF format and hard copy required by Section 5 above, and (3) an estoppel certificate confirming such factual matters as Landlord or Landlord’s Mortgagee may reasonably request (collectively, a “Completed Application for Payment”). Landlord shall pay the amount requested in the applicable Completed Application for Payment to Tenant within 30 days following Tenant’s submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord shall promptly notify Tenant of the same and Landlord’s payment of such request shall be deferred until 30 days following Landlord’s receipt of the corrected Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (1) Landlord has received written notice of any unpaid claims relating to any portion of the Tenant Work or materials in connection therewith covered by previously funded applications for payment, (2) there is an unbonded lien outstanding against the Building or the Relocation Premises or Tenant’s interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Relocation Premises, (3) the conditions to the advance of the Construction Allowance are not satisfied, or (4) Tenant is in Default under the Lease.

(b)

The Construction Allowance must be used on Tenant Work performed within the Relocation Premises and the Total Construction Costs and may not be used to pay for furniture, fixtures or equipment or as rent abatement, HOWEVER, notwithstanding the foregoing, provided Tenant is not in Default, Tenant may use a portion of the Construction Allowance, not to exceed an amount equal to $35.00 per rentable square foot of the Relocation Premises, to pay for furniture, fixtures or equipment, moving costs, cabling costs, and other soft costs associated with the Relocation Premises. Should Tenant elect to use a portion of the Construction Allowance to pay for such soft costs, at Landlord’s request Tenant shall execute and deliver a letter to Landlord confirming the exact amount of the Construction Allowance used to pay for such soft costs. Should Tenant elect to use a portion of the Construction Allowance to pay for such costs, Tenant shall provide Landlord with a written request that includes copies of paid invoices or receipts for reimbursement of such costs, and Landlord shall reimburse Tenant for such amounts within 30 days of receipt of Tenant’s request. Tenant shall provide lien waivers as appropriate. No portion of the Construction Allowance may be used as a credit against Rent due under the Lease.

(c)

The Construction Allowance must be used (i.e. work performed and invoices submitted to Landlord) by June 30, 2020, or the Construction Allowance shall be deemed forfeited with no further obligation by Landlord with respect thereto.

B-1-4

(d)

If Landlord defaults in Landlord’s obligation to pay the Construction Allowance pursuant to Section 9 of this Exhibit B-1, or any portion thereof, within five (5) days after the date the same is due, then Tenant shall have the right to give Landlord a second written notice (“Offset Exercise Notice”) requesting payment of such unpaid amounts and notifying Landlord that Tenant intends to offset against rent if not paid. In the event that Landlord fails to contest in good faith or fully pay such amounts within ten (10) business days after such Offset Exercise Notice is received by Landlord, then provided no Default exists Tenant may withhold and offset such unpaid sums from and against 25% of Base Rent next due until paid.

10.

Demolition Allowance. In addition to the Construction Allowance, Landlord shall provide Tenant a “Demolition Allowance” not to exceed $3.50 per rentable square foot of the Relocation Premises. The Demolition Allowance may be used only to pay for costs of demolition of existing conditions in the Relocation Premises. Landlord shall disburse the Demolition Allowance in the same manner as the Construction Allowance, except that Section 9(a)(iv) above shall not be required and the Demolition Allowance must be used by June 30, 2019 or shall be deemed forfeited with no further obligation by Landlord with respect thereto.

11.

Construction Cost Reimbursement. Tenant shall reimburse Landlord for all reasonable, actual out of pocket costs incurred by Landlord in connection with plan review and supervision of Tenant’s work. “Supervision” costs in this context are out of pocket costs of third party contractors and engineers that Landlord may engage to ensure that work has been constructed in accordance with approved plans. In addition, Tenant shall be responsible for Building standard charges for work orders, after hours HVAC, and other services required in connection with Tenant’s performance of the Tenant Work.

12.

Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Ryan Moore Project Manager Jones Lang LaSalle 10 S. Riverside Plaza, Suite 850 Chicago, Illinois 60606 Phone: (312) 930- 9890 Email: ryan.moore@us-mgt.ivanhoecambridge.com

Tenant’s Representative:	Steve Pieper c/o Xeris Pharmaceuticals, Inc. 180 North LaSalle Street, Suite 1810 Chicago, Illinois 60601 Telephone: (312) 517-1384 Email: SPieper@xerispharma.com

Tenant will coordinate construction and changes with Landlord’s Representative. Other than Landlord’s Representative, Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.

B-1-5

13. Miscellaneous. To the extent not inconsistent with this Exhibit, the Lease shall govern the performance of the Tenant Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto. Initial and subsequent construction in the Relocation Premises by Tenant shall comply with the building’s environmental and energy efficiency initiatives in effect at the time of construction. Such initiatives may include, but shall not be limited to, usage of low VOC construction materials (including, without limitation, low VOC paint and carpet); energy efficient lighting (and controls), equipment, and appliances; HVAC efficiencies; water use reduction; CFC reduction; recycling; construction waste management; usage of locally manufactured materials; usage of rapidly renewable materials; and usage of recycled materials. Landlord shall provide Tenant the specific requirements for the foregoing upon Tenant’s request.

B-1-6

EXHIBIT A TO EXHIBIT B-1

SPACE PLANS

B-1-7

B-1-8

EXHIBIT C-1

EXPANSION SPACE

C-1

EXHIBIT D-1

REMAINING FURNITURE

EXHIBIT D-1

REMAINING FURNITURE

Xeris Furniture Walk-through
Date:	November 15, 2018
Location:	180 N LaSalle 15th & 16th Floors
Attendees:	Xeris
CBRE
PBD

Below is a list of items that Xeris would like to keep for Re-use from suites 1500 and 1600.

15th Floor:

(11)	Training tables- 24x60 - Training Tables on site: 5 silver w/gray top and 6 w/white top

(12)	White boards

(6)	Wood grain laminate top Dining tables- 36" Dia.

(24)	Blackish/Gray dining chairs

(1)	TV in conference room off of reception

16th Floor:

(1)	White high top table and (3) barstools from café

(2)	Lounge chairs + (1) coffee table from corner office - 1638

(1)	TV from 1632

(3)	TVs from café

(6)	TVs from 1601 + IT rack + camera (1) TV + camera from 1614

(1)	TV from 1646

(1)	TV from 1638

(10)	Task chairs Herman Miller Aeron

D-1

EXHIBIT E

TENANT’S EXTERIOR SIGNAGE LOCATION CHOICES

E-1

SCHEDULE 1

RIGHTS SUPERIOR TO TENANT’S EXPANSION OPTION

•	The tenant under the Building’s ABM Janitorial Services lease has a superior right of first offer on 18th floor space.

•	The tenant under the Building’s Donald A. Shapiro, Ltd. Lease has a renewal option on Suite 1801, exercisable if at all by notice given on or before November 30, 2018.

1